UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 9, 2012 (July 2, 2012)

LifeCare Holdings, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	333-133319	51-0372090
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

5340 Legacy Drive, Building 4, Suite 150

Plano, Texas 75024

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

Registrant’s telephone number, including area code: (469) 241-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 2, 2012, LifeCare Holdings, Inc. (the “Company”) adopted a key employee retention plan (“KERP”) in order to provide certain employees, including some of the Company’s named executive officers (collectively, the “Covered Employees”), with an incentive to remain with the Company. The KERP expires on June 30, 2013.

Under the KERP, Covered Employees will receive bonus payments ranging from 13% to 60% of their base salary for an aggregate payment by the Company of approximately $0.973 million. The Company’s Chief Executive Officer, Executive Vice President of Operations, Senior Vice President of Human Resources and General Counsel will receive bonus payments of 60%, 25%, 30% and 50% of their base salary, respectively. In the event that a Covered Employee is terminated with cause or voluntarily resigns other than for good reason prior to June 30, 2013, such Covered Employee will be required to return the full bonus payment to the Company. A portion of the payments made against the KERP will be credited against certain future bonus payments to the Covered Employees, if applicable. Receipt of the bonus payment is conditioned upon each Covered Employee consenting in writing to the terms of the KERP. The Company expects to make bonus payments under the KERP in the first half of July 2012.

The KERP also provides for a $200,000 discretionary bonus pool that will be implemented at the discretion of the Company’s Chief Executive Officer during the term of the KERP. The Company’s Chief Operating Officer (who is also a named executive officer) has not been allocated an initial KERP bonus payment but is eligible to receive a payment from the discretionary bonus pool.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LifeCare Holdings, Inc.

By:	/s/ Phillip B. Douglas
Name: Title:	Phillip B. Douglas Chief Executive Officer

Date: July 9, 2012

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